Exhibit 5.2

LEONARD E. CASTRO l.castro@mpglaw.com (213) 629-7715

MUSICK, PEELER & GARRETT LLP

ATTORNEYS AT LAW

ONE WILSHIRE BOULEVARD, SUITE 2000

LOS ANGELES, CALIFORNIA 90017-3383

TELEPHONE: (213) 629-7600

FACSIMILE: (213) 624-1376

WWW.MUSICKPEELER.COM

September 28, 2017

LOS ANGELES ORANGE COUNTY SAN DIEGO SAN FRANCISCO SANTA BARBARA WESTLAKE VILLAGE FILE NO.: 25405.002

EnPro Industries, Inc.

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

Re:	Registration statement on Form S-4 of EnPro Industries, Inc. and the guarantors listed therein relating to the exchange offer for $150,000,000 aggregate principal amount of 5.875% Senior Notes due 2022

Ladies and Gentlemen:

We have served as California counsel to Applied Surface Technology, Inc., a California corporation (the “Company”), in connection with certain matters relating to the registration statement on Form S-4 (the “Registration Statement”) of EnPro Industries, Inc. (the “Issuer”) and certain of its subsidiaries, including the Company, with respect to the Issuer’s offer to exchange (the “Exchange Offer”) up to $150,000,000 aggregate principal amount of its 5.875% Senior Notes due 2022 (the “New Notes”) for and in replacement of the Issuer’s outstanding, unregistered 5.875% Senior Notes due 2022 issued on March 24, 2017, of which we understand $150,000,000 in aggregate principal amount is outstanding (the “Old Notes”). The New Notes are to be issued pursuant to the Indenture dated as of September 16, 2014 by and among the Issuer, the Guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented, including by an Eighth Supplemental Indenture dated as of March 24, 2017 among the Issuer, the Guarantors party thereto and the Trustee (such indenture, as so supplemented, is referred to herein as the “Indenture”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions expressed herein, we have examined such matters of fact and questions of law as we have deemed necessary as a basis for the opinions expressed herein. We have examined, among other things, the following, copies of which you have provided us:

(a) the Registration Statement;

(b) the Indenture;

(c) the Secretary’s Certificate of the Company dated September 28, 2017 (the “Secretary’s Certificate”) certifying as to certain items listed below and to the execution and delivery of the Indenture by the Domestic Corporation;

MUSICK, PEELER & GARRETT LLP

ATTORNEYS AT LAW

September 28, 2017

(d) the Certificate of Status of Domestic Corporation of the Company issued by the Secretary of State of California and certified by the Secretary’s Certificate;

(e) the Articles of Incorporation of the Company, certified by the Secretary of State of California and by the Secretary’s Certificate, and the Bylaws of the Company, certified by the Secretary’s Certificate; and

(f) the Written Consent of the Board of Directors of the Company to Action Without a Meeting dated September 8, 2014 and the Written Consent of the Board of Directors of the Company to Action Without a Meeting dated March 7, 2017, each certified by the Secretary’s Certificate.

In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, photostatic, conformed, electronic or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates of public officials and representatives of the Company.

On the basis of such examination, and subject to the limitations and qualifications expressed herein, we are of the opinion that:

(1)	The Company is a corporation duly incorporated and validly existing under the laws of the State of California.

(2)	The Company has the corporate power to enter into and perform its obligations under the Indenture.

(3)	Execution and delivery of the Indenture have been duly authorized by the Company.

The foregoing opinions are limited to the laws of the State of California, and we are expressing no opinion as to the effect of the laws of other jurisdictions. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not admit that we are among those persons whose consent is required under Section 7(a)(1) of the Securities Act.

Very truly yours, /s/ Musick, Peeler & Garrett LLP

LEC:ej